Exhibit 99.1
Holly Corporation Reports Navajo Refinery Unit Back Online
August 15, 2007
Dallas, Texas — Holly Corporation (NYSE:HOC) said today that all repairs to its fluid catalytic cracker (“FCC”) processing unit at the Navajo Refinery in Artesia, NM have been completed and that the unit was placed back in operation late yesterday. The unit is being ramped up to full charge rate today and it is anticipated that crude unit charge rates will begin to be increased later this week after some of the intermediate feedstocks that were accumulated during the FCC downtime are charged to downstream units.
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 83,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico and a 26,000 bpd refinery in Woods Cross, Utah. Holly also owns a 45% interest (including the general partner interest) in Holly Energy Partners, L.P.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot give any assurances that these expectations will prove to be correct. The Company assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President-Investor Relations
Holly Corporation
214-871-3555